RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-208507

Pricing Supplement Dated October 26, 2016 To the Product Prospectus Supplement No. TP-1, Dated January 8, 2016, and the Prospectus Supplement and Prospectus, Each Dated January 8, 2016	$2,000,000 Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Equity Securities, Due October 31, 2019 Royal Bank of Canada

Royal Bank of Canada is offering Auto-Callable Contingent Coupon Barrier Notes (the “Notes”) linked to the lesser performing of the equity securities of three companies (each, a “Reference Stock,” and collectively, the “Reference Stocks”). The Notes offered are senior unsecured obligations of Royal Bank of Canada, and will pay a quarterly Contingent Coupon at the annual rate of 10.00% if the price of each of the Reference Stocks is greater than or equal to its applicable Coupon Barrier. The Notes will not be listed on any securities exchange.
Reference Stocks	Initial Stock Prices	Buffer Prices and Coupon Barriers
The Walt Disney Company (“DIS”)	$93.49	$74.79, 80% of its Initial Stock Price (rounded to two decimal places)
NIKE, Inc. (“NKE”)	$51.97	$41.58, 80% of its Initial Stock Price (rounded to two decimal places)
Starbucks Corporation (“SBUX”)	$53.63	$42.90, 80% of its Initial Stock Price (rounded to two decimal places)
The Notes do not guarantee any return of principal at maturity. Any payments on the Notes are subject to our credit risk.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page PS-5 of the product prospectus supplement dated January 8, 2016, on page S-1 of the prospectus supplement dated January 8, 2016, and “Selected Risk Considerations” beginning on page P-7 of this pricing supplement.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
Issuer:	Royal Bank of Canada	Listing:	None
Trade Date:	October 26, 2016	Principal Amount:	$1,000 per Note
Issue Date:	October 31, 2016	Maturity Date:	October 31, 2019
Observation Dates:	Quarterly, as set forth below.	Coupon Payment Dates:	Quarterly, as set forth below.
Valuation Date:	October 28, 2019	Contingent Coupon Rate:	10.00% per annum
Final Stock Price:	For each Reference Stock, its closing price on the Valuation Date.
Contingent Coupon:
If the closing price of each Reference Stock is greater than or equal to its Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date. You may not receive any Contingent Coupons during the term of the Notes.

Payment at Maturity (if held to maturity):
If the Notes are not called, we will pay you at maturity an amount based on the Final Stock Price of the Lesser Performing Reference Stock.
For each $1,000 in principal amount, $1,000 plus the Contingent Coupon at maturity, unless the Final Stock Price of the Lesser Performing Reference Stock is less than its Buffer Price.
If the Final Stock Price of the Lesser Performing Reference Stock is less than its Buffer Price, then the investor will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + [$1,000 x (Underlying Return of Lesser Performing Reference Stock + Buffer Amount)]
Investors will lose up to 80% of their principal amount if there has been a decline in the trading price of the Lesser Performing Reference Stock by more than the Buffer Amount.

Buffer Amount:	20%
Lesser Performing Reference Stock:	The Reference Stock with the largest percentage decrease (or the smallest percentage increase, if none decrease) between its Initial Stock Price and its Final Stock Price.
Underlying Return:	For each Reference Stock, Final Stock Price – Initial Stock Price Initial Stock Price
Call Feature:
If the closing price of each Reference Stock is greater than or equal to its Initial Stock Price on any Observation Date, beginning on April 26, 2017, the Notes will be automatically called for 100% of their principal amount, plus the Contingent Coupon applicable to that Observation Date.

Call Settlement Dates:	The Coupon Payment Date corresponding to that Observation Date.
Final Stock Price: CUSIP:	For each Reference Stock, its closing price on the Valuation Date. 78012KUV7
	Per Note	Total
Price to public	100.00%	$2,000,000
Underwriting discounts and commissions	2.75%	$55,000
Proceeds to Royal Bank of Canada	97.25%	$1,945,000
The initial estimated value of the Notes as of the trade date is $955.20 per $1,000 in principal amount, and is less than the price to the public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.
RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $27.50 per $1,000 in principal amount of the Notes and used a portion of that commission to allow selling concessions to other dealers of up to $27.50 per $1,000 in principal amount of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-18 below.
We may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Equity Securities, Due October 31, 2019
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
General:	This pricing supplement relates to an offering of Auto-Callable Contingent Coupon Barrier Notes (the “Notes”) linked to the lesser performing of three equity securities (the “Reference Stocks”).
Issuer:	Royal Bank of Canada (“Royal Bank”)
Issue:	Senior Medium-Term Notes, Series G
Trade Date:	October 26, 2016
Issue Date:	October 31, 2016
Term:	Approximately three (3) years
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 thereafter.
Designated Currency:	U.S. Dollars
Contingent Coupon:
We will pay you a Contingent Coupon during the term of the Notes, periodically in arrears on each Coupon Payment Date, under the conditions described below:
•         If the closing price of each Reference Stock is greater than or equal to its Coupon Barrier on the applicable Observation Date, we will pay the Contingent Coupon applicable to that Observation Date.
•         If the closing price of any of the Reference Stocks is less than its Coupon Barrier on the applicable Observation Date, we will not pay you the Contingent Coupon applicable to that Observation Date.
You may not receive a Contingent Coupon for one or more quarterly periods during the term of the Notes.

Contingent Coupon Rate:	10.00% per annum (2.50% per quarter)
Observation Dates:
Quarterly, on January 26, 2017, April 26, 2017, July 26, 2017, October 26, 2017, January 26, 2018, April 26, 2018, July 26, 2018, October 26, 2018, January 28, 2019, April 26, 2019, July 26, 2019 and the Valuation Date.

Coupon Payment Dates:
The Contingent Coupon, if applicable, will be paid on January 31, 2017, May 1, 2017, July 31, 2017, October 31, 2017, January 31, 2018, May 1, 2018, July 31, 2018, October 31, 2018, January 31, 2019, May 1, 2019, July 31, 2019 and the Maturity Date.

Call Feature:	If, on any Observation Date beginning on April 26, 2017, the closing price of each Reference Stock is greater than or equal to its Initial Stock Price, then the Notes will be automatically called.
Payment if Called:
If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date.

Call Settlement Dates:	If the Notes are called on any Observation Date, the Call Settlement Date will be the Coupon Payment Date corresponding to that Observation Date.
Valuation Date:	October 28, 2019

P-2	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Equity Securities, Due October 31, 2019
Maturity Date:	October 31, 2019
Initial Stock Price:	For each Reference Stock, its closing price on the Trade Date, as specified on the cover page of this pricing supplement.
Final Stock Price:	For each Reference Stock, its closing price on the Valuation Date.
Buffer Price and Coupon Barrier:	For each Reference Stock, 80.00% of its Initial Stock Price, as specified on the cover page of this pricing supplement.
Buffer Amount:	20%
Payment at Maturity (if held to maturity):
If the Notes are not called, we will pay you at maturity an amount based on the Final Stock Price of the Lesser Performing Reference Stock:
•         If the Final Stock Price of the Lesser Performing Reference Stock is greater than or equal to its Buffer Price, we will pay you a cash payment equal to the principal amount plus the Contingent Coupon otherwise due on the Maturity Date.
•         If the Final Stock Price of the Lesser Performing Reference Stock is less than its Buffer Price, you will receive at maturity, for each $1,000 in principal amount, a cash payment equal to:
$1,000 + [$1,000 x (Underlying Return of Lesser Performing Reference Stock + Buffer Amount)]
The amount of cash that you receive will be less than your principal amount resulting in a loss that is proportionate to the decline of the Lesser Performing Reference Stock from the Trade Date to the Valuation Date by more than the Buffer Amount. Investors in the Notes will lose up to 80% of the principal amount if there has been a decline in the trading price of the Lesser Performing Reference Stock by more than the Buffer Amount.

Lesser Performing Reference Stock:	The Reference Stock with the lowest Underlying Return.
Underlying Return:	For each Reference Stock, Final Stock Price – Initial Stock Price Initial Stock Price
Stock Settlement:	Not applicable. Payments on the Notes will be made solely in cash.
Market Disruption Events:
The occurrence of a market disruption event (or a non-trading day) as to any of the Reference Stocks will result in the postponement of an Observation Date or the Valuation Date as to that Reference Stock, but not to any non-affected Reference Stock.

Calculation Agent:	RBC Capital Markets, LLC
U.S. Tax Treatment
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a callable pre-paid cash-settled contingent income-bearing derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:	RBC Capital Markets, LLC (or one of its affiliates), though not obligated to do so, may

P-3	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Equity Securities, Due October 31, 2019
maintain a secondary market in the Notes after the Issue Date. The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount of your Notes.
Listing:	The Notes will not be listed on any securities exchange.
Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 8, 2016).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on the cover page and pages P-2, P-3 and P-4 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement.

P-4	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Equity Securities, Due October 31, 2019
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated January 8, 2016, as supplemented by the prospectus supplement dated January 8, 2016 and the product prospectus supplement dated January 8, 2016, relating to our Senior Global Medium-Term Notes, Series G, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 8, 2016 and in the product prospectus supplement dated January 8, 2016, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008810/j18160424b3.htm
Prospectus Supplement dated January 8, 2016:
http://www.sec.gov/Archives/edgar/data/1000275/000121465916008811/p14150424b3.htm
Product Prospectus Supplement dated January 8, 2016:
https://www.sec.gov/Archives/edgar/data/1000275/000114036116047446/form424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-5	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Equity Securities, Due October 31, 2019
HYPOTHETICAL EXAMPLES
The examples below are based on the following terms:
Hypothetical Initial Stock Price (for each Reference Stock):	$100.00*
Hypothetical Buffer Price and Coupon Barrier (for each Reference Stock):	$80.00, which is 80.00% of the hypothetical Initial Stock Price
Hypothetical Call Stock Price:	$100.00, which is 100% of the Initial Stock Price
Observation Dates:	Quarterly
Principal Amount:	$1,000 per Note
Buffer Amount:	20%
Contingent Coupon Rate:	10% per annum
* The hypothetical Initial Stock Price of $100 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Stock Price for any Reference Stock. The actual Initial Stock Price of each Reference Stock is set forth on the cover page of this pricing supplement.
Final Stock Price of the Lesser Performing Reference Stock	Percentage Change of the Lesser Performing Reference Stock	Payment at Maturity (assuming that the Notes were not previously called)*
$200.00	100.00%	$1,025.00
$190.00	90.00%	$1,025.00
$180.00	80.00%	$1,025.00
$170.00	70.00%	$1,025.00
$160.00	60.00%	$1,025.00
$150.00	50.00%	$1,025.00
$140.00	40.00%	$1,025.00
$130.00	30.00%	$1,025.00
$120.00	20.00%	$1,025.00
$110.00	10.00%	$1,025.00
$100.00	0.00%	$1,025.00
$90.00	-10.00%	$1,025.00
$80.00	-20.00%	$1,025.00
$75.00	-25.00%	$950.00
$70.00	-30.00%	$900.00
$60.00	-40.00%	$800.00
$50.00	-50.00%	$700.00
$40.00	-60.00%	$600.00
$30.00	-70.00%	$500.00
$20.00	-80.00%	$400.00
$10.00	-90.00%	$300.00
$0.00	-100.00%	$200.00
* Including the final Contingent Coupon, if payable.
The following examples illustrate how the payments at maturity set forth in the table above are calculated:
Example 1: The price of the Lesser Performing Reference Stock increases to a Final Stock Price of $150.00.
Because the Final Stock Price of the Lesser Performing Reference Stock is greater than its Buffer Price and its Coupon Barrier, an investor will receive at maturity, in addition to the final Contingent Coupon of $25.00, a payment of $1,000 per $1,000 in principal amount of the Notes.
Example 2: The price of the Lesser Performing Reference Stock decreases to a Final Stock Price of $90.00.
Although the Final Stock Price of the Lesser Performing Reference Stock is less than its Initial Stock Price, the Final Stock Price is above its Buffer Price and its Coupon Barrier. Therefore, an investor will receive at maturity, in addition to the final Contingent Coupon of $25.00, a payment of $1,000 per $1,000 in principal amount of the Notes.
Example 3: The price of the Lesser Performing Reference Stock decreases to a Final Stock Price of $40.00.
Because the Final Stock Price of the Lesser Performing Reference Stock is less than its Buffer Price and its Coupon Barrier, the Contingent Coupon will not be payable for the final interest period, and an investor will receive an amount of cash calculated as follows:
$1,000 + [$1,000 x (Underling Return of Lesser Performing Reference Stock + Buffer Amount)]
$1,000 + [$1,000 x (-60.00% + 20.00%)] = $600

P-6	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Equity Securities, Due October 31, 2019
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stocks. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
•
Principal at Risk — Investors in the Notes could lose some or a substantial portion of their principal amount if there is a decline in the trading price of the Lesser Performing Reference Stock between the Trade Date and the Valuation Date. If the Notes are not automatically called and the Final Stock Price of the Lesser Performing Reference Stock on the Valuation Date is less than its Buffer Price, you will lose 1% of the principal amount of your Notes for each 1% that the Final Price of the Lesser Performing Reference Stock is less than its Initial Price by more than 20.00%. Any Contingent Coupons received on the Notes prior to the maturity date may not be sufficient to compensate for any such loss.

•
The Notes Are Subject to an Automatic Call — If on any Observation Date beginning on April 26, 2017, the closing price of each Reference Stock is greater than or equal to its Initial Stock Price, then the Notes will be automatically called. If the Notes are automatically called, then, on the applicable Call Settlement Date, for each $1,000 in principal amount, you will receive $1,000 plus the Contingent Coupon otherwise due on that Call Settlement Date. You will not receive any coupon payments after the Call Settlement Date. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•
You May Not Receive any Contingent Coupons — We will not necessarily make any coupon payments on the Notes. If the closing price of any Reference Stock on an Observation Date is less than its Coupon Barrier, we will not pay you the Contingent Coupon applicable to that Observation Date. If the closing price of any Reference Stock is less than its Coupon Barrier on each of the Observation Dates and on the Valuation Date, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Coupon on the Maturity Date, you will also incur a loss of principal, because the Final Stock Price of the Lesser Performing Reference Stock will be less than its Buffer Price.

•
The Notes Are Linked to the Lesser Performing Reference Stock Even if the Other Reference Stocks Perform Better — If any of the Reference Stocks has a Final Stock Price that is less than its Buffer Price, your return will be linked to the lesser performing of the three Reference Stocks. Even if the Final Stock Price of the other Reference Stocks have increased compared to their respective Initial Stock Prices, or have experienced decreases that are less than that of the Lesser Performing Reference Stock, your return will only be determined by reference to the performance of the Lesser Performing Reference Stock, regardless of the performance of the other Reference Stocks.

•
Your Payment on the Notes Will Be Determined by Reference to Any Reference Stock Individually, Not to a Basket, and the Payment at Maturity Will Be Based on the Performance of the Lesser Performing Reference Stock — The Payment at Maturity will be determined only by reference to the performance of the Lesser Performing Reference Stock, regardless of the performance of the other Reference Stocks. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the

P-7	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Equity Securities, Due October 31, 2019
weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket component, as scaled by the weighting of that basket component. However, in the case of the Notes, the individual performance of each Reference Stock would not be combined, and the depreciation of any Reference Stock would not be mitigated by any appreciation of the other Reference Stocks. Instead, your return will depend solely on the Final Stock Price of the Lesser Performing Reference Stock.
•
The Call Feature and the Contingent Coupon Feature Limit Your Potential Return — The return potential of the Notes is limited to the pre-specified Contingent Coupon Rate, regardless of the appreciation of the Reference Stocks. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the Contingent Coupon becomes payable prior to maturity or an automatic call. Further, if the Notes are called due to the Call Feature, you will not receive any Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Since the Notes could be called as early as April 26, 2017, the total return on the Notes could be minimal. If the Notes are not called, you may be subject to the downside performance of the Lesser Performing Reference Stock beyond 20%, even though your potential return is limited to the Contingent Coupon Rate. As a result, the return on an investment in the Notes could be less than the return on a direct investment in the Reference Stocks.

•
Reinvestment Risk — If your Notes are redeemed early, the term of the Notes may be as short as approximately six months. You may be unable to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk if the Notes are redeemed prior to the Maturity Date.

•
Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

•
Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are Royal Bank’s senior unsecured debt securities. As a result, your receipt of the amount due on any relevant payment date is dependent upon Royal Bank’s ability to repay its obligations at that time. This will be the case even if the prices of the Reference Stocks increase after the trade date. No assurance can be given as to what our financial condition will be during the term of the Notes.

•
There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so. RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

•
Owning the Notes Is Not the Same as Owning the Reference Stocks — The return on your Notes is unlikely to reflect the return you would realize if you actually owned the Reference Stocks. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the Reference Stocks during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Reference Stocks may have. Furthermore, the Reference Stocks may appreciate substantially during the term of the Notes, while your potential return will be limited to the applicable Contingent Coupon payments.

P-8	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Equity Securities, Due October 31, 2019
•
There Is No Affiliation Between the Reference Stock Issuers and RBCCM, and RBCCM Is Not Responsible for any Disclosure by those Companies — We are not affiliated with the issuers of the Reference Stocks. However, we and our affiliates may currently, or from time to time in the future engage in business with these companies. Nevertheless, neither we nor our affiliates assume any responsibilities for the accuracy or the completeness of any information that any other company prepares. You, as an investor in the Notes, should make your own investigation into the Reference Stocks and the companies in which they invest. None of these companies are involved in this offering, and have no obligation of any sort with respect to your Notes. These companies have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Notes.

•
Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices of the Reference Stocks, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with the issuers of the Reference Stocks, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the price of the Reference Stocks, and, therefore, the market value of the Notes.

•
The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the prices of the Reference Stocks, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount and the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined by RBCCM for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

P-9	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Equity Securities, Due October 31, 2019
•
The Initial Estimated Value of the Notes on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do. The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.

•
Market Disruption Events and Adjustments — The payment at maturity, each Observation Date, and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

P-10	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Equity Securities, Due October 31, 2019
INFORMATION REGARDING THE REFERENCE STOCKS
Each of the Reference Stocks is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
The following information regarding the issuers of the Reference Stocks is derived from publicly available information.
We have not independently verified the accuracy or completeness of reports filed by the issuers of the Reference Stocks with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
We obtained the information regarding the historical performance of each Reference Stock set forth below from Bloomberg Financial Markets.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Stocks should not be taken as an indication of their future performance, and no assurance can be given as to the market prices of the Reference Stocks on any Observation Date or on the Valuation Date. We cannot give you assurance that the performance of the Reference Stocks will not result in the loss of part of your investment.

P-11	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Equity Securities, Due October 31, 2019
The Walt Disney Company (“DIS”)
The Walt Disney Company is an entertainment company that conducts operations in media networks, studio entertainment, theme parks and resorts, consumer products, and interactive media. The company produces motion pictures, television programs, musical recordings, and books and magazines.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0001001039. The company’s common stock is listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “DIS.”
Historical Information
Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the four calendar quarters of 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, and the first three quarters of 2016, and for the period from October 1, 2016 to October 26, 2016.
Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock ($)	Low Intra-Day Price of the Reference Stock ($)	Period-End Closing Price of the Reference Stock ($)
1/1/2008	3/31/2008	33.23	26.75	31.38
4/1/2008	6/30/2008	35.02	29.58	31.20
7/1/2008	9/30/2008	34.85	28.55	30.69
10/1/2008	12/31/2008	31.06	18.60	22.48
1/1/2009	3/31/2009	24.83	15.14	18.16
4/1/2009	6/30/2009	26.29	17.84	23.33
7/1/2009	9/30/2009	28.68	22.05	27.46
10/1/2009	12/31/2009	32.59	26.84	32.28
1/1/2010	3/31/2010	35.60	28.72	34.91
4/1/2010	6/30/2010	37.98	31.00	31.50
7/1/2010	9/30/2010	35.40	30.72	33.11
10/1/2010	12/31/2010	38.00	33.08	37.48
1/1/2011	3/31/2011	44.34	37.63	43.09
4/1/2011	6/30/2011	44.12	37.19	39.04
7/1/2011	9/30/2011	40.97	29.05	30.16
10/1/2011	12/31/2011	37.80	28.20	37.50
1/1/2012	3/31/2012	44.50	37.94	43.78
4/1/2012	6/30/2012	48.95	40.88	48.50
7/1/2012	9/30/2012	53.40	46.85	52.28
10/1/2012	12/31/2012	53.15	46.55	49.79
1/1/2013	3/31/2013	57.81	50.18	56.80
4/1/2013	6/30/2013	67.89	56.16	63.15
7/1/2013	9/30/2013	67.65	60.41	64.49
10/1/2013	12/31/2013	76.54	63.10	76.40
1/1/2014	3/31/2014	83.65	69.85	80.07
4/1/2014	6/30/2014	86.07	76.35	85.74
7/1/2014	9/30/2014	91.20	84.87	89.03
10/1/2014	12/31/2014	95.92	78.56	94.19
1/1/2015	3/31/2015	108.93	90.07	104.89
4/1/2015	6/30/2015	115.27	104.28	114.14
7/1/2015	9/30/2015	122.08	90.00	102.20
10/1/2015	12/31/2015	120.65	99.88	105.08
1/1/2016	3/31/2016	103.15	86.25	99.31
4/1/2016	6/30/2016	106.75	94.00	97.82
7/1/2016	9/30/2016	100.80	91.20	92.86
10/1/2016	10/26/2016	94.19	90.32	93.49
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-12	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Equity Securities, Due October 31, 2019
The graph below illustrates the performance of this Reference Stock from January 1, 2008 to October 26, 2016, based on the Initial Stock Price of $93.49, which was the closing price of this Reference Stock on October 26, 2016. The red line represents the Coupon Barrier and Buffer Price of $74.79, which is equal to 80.00% of its Initial Stock Price (rounded to two decimal places).

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P-13	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Equity Securities, Due October 31, 2019
NIKE, Inc. (“NKE”)
NIKE, Inc. designs, develops, and markets athletic footwear, apparel, equipment, and accessory products for men, women, and children. The company sells its products to retail stores, through its own stores, subsidiaries, and distributors.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000320187. The company’s common stock is listed on the NYSE under the ticker symbol “NKE.”
Historical Information
Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the four calendar quarters of 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, and the first three quarters of 2016, and for the period from October 1, 2016 to October 26, 2016.
Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock ($)	Low Intra-Day Price of the Reference Stock ($)	Period-End Closing Price of the Reference Stock ($)
1/1/2008	3/31/2008	17.65	13.49	17.00
4/1/2008	6/30/2008	17.57	14.41	14.90
7/1/2008	9/30/2008	17.00	13.66	16.73
10/1/2008	12/31/2008	16.76	10.68	12.42
1/1/2009	3/31/2009	13.50	9.56	11.72
4/1/2009	6/30/2009	14.98	11.43	12.95
7/1/2009	9/30/2009	16.24	12.65	16.18
10/1/2009	12/31/2009	16.61	15.28	16.54
1/1/2010	3/31/2010	18.84	15.23	18.38
4/1/2010	6/30/2010	19.63	16.75	16.89
7/1/2010	9/30/2010	20.43	16.59	20.04
10/1/2010	12/31/2010	23.12	19.76	21.44
1/1/2011	3/31/2011	22.77	18.76	18.93
4/1/2011	6/30/2011	22.65	18.96	22.50
7/1/2011	9/30/2011	23.55	19.25	21.38
10/1/2011	12/31/2011	24.56	20.25	24.09
1/1/2012	3/31/2012	28.24	24.17	27.11
4/1/2012	6/30/2012	28.69	21.28	21.95
7/1/2012	9/30/2012	25.23	22.01	23.73
10/1/2012	12/31/2012	26.56	22.41	25.80
1/1/2013	3/31/2013	30.12	25.70	29.51
4/1/2013	6/30/2013	33.03	28.99	31.84
7/1/2013	9/30/2013	37.61	30.97	36.32
10/1/2013	12/31/2013	40.13	34.98	39.32
1/1/2014	3/31/2014	40.04	34.93	36.93
4/1/2014	6/30/2014	39.56	35.30	38.78
7/1/2014	9/30/2014	45.14	37.97	44.60
10/1/2014	12/31/2014	49.88	42.05	48.08
1/1/2015	3/31/2015	51.90	45.35	50.17
4/1/2015	6/30/2015	55.17	49.08	54.01
7/1/2015	9/30/2015	62.97	47.25	61.49
10/1/2015	12/31/2015	68.05	60.22	62.50
1/1/2016	3/31/2016	65.44	53.64	61.47
4/1/2016	6/30/2016	61.84	51.48	55.20
7/1/2016	9/30/2016	60.32	52.12	52.65
10/1/2016	10/26/2016	53.05	50.72	51.97
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-14	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Equity Securities, Due October 31, 2019
The graph below illustrates the performance of this Reference Stock from January 1, 2008 to October 26, 2016, based on the Initial Stock Price of $51.97, which was the closing price of this Reference Stock on October 26, 2016. The red line represents the Coupon Barrier and Buffer Price of $41.58, which is equal to 80.00% of its Initial Stock Price (rounded to two decimal places).

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P-15	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Equity Securities, Due October 31, 2019
Starbucks Corporation (“SBUX”)
Starbucks Corporation retails, roasts, and provides its own brand of coffee. The company operates retail locations worldwide and sells whole bean coffees through its sales group, direct response business, supermarkets and on the World Wide Web. It also produces and sells bottled coffee drinks and a line of ice creams.
Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0000829224. The company’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “SBUX.”
Historical Information
Below is a table setting forth the intra-day high, intra-day low and period-end closing prices of this Reference Stock. The information provided in the table is for the four calendar quarters of 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015, and the first three quarters of 2016, and for the period from October 1, 2016 to October 26, 2016.
Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock ($)	Low Intra-Day Price of the Reference Stock ($)	Period-End Closing Price of the Reference Stock ($)
1/1/2008	3/31/2008	10.51	8.39	8.75
4/1/2008	6/30/2008	9.45	7.70	7.87
7/1/2008	9/30/2008	8.59	6.67	7.44
10/1/2008	12/31/2008	7.53	3.53	4.68
1/1/2009	3/31/2009	6.21	4.07	5.56
4/1/2009	6/30/2009	7.72	5.43	6.95
7/1/2009	9/30/2009	10.47	6.38	10.33
10/1/2009	12/31/2009	11.98	9.35	11.66
1/1/2010	3/31/2010	13.00	10.63	12.14
4/1/2010	6/30/2010	14.25	11.98	12.15
7/1/2010	9/30/2010	13.29	11.25	12.79
10/1/2010	12/31/2010	16.57	12.69	16.21
1/1/2011	3/31/2011	19.11	15.38	18.48
4/1/2011	6/30/2011	19.90	17.31	19.75
7/1/2011	9/30/2011	21.00	16.86	18.65
10/1/2011	12/31/2011	23.25	17.56	23.01
1/1/2012	3/31/2012	28.28	22.64	27.95
4/1/2012	6/30/2012	31.00	25.52	26.66
7/1/2012	9/30/2012	27.14	21.53	25.38
10/1/2012	12/31/2012	27.45	22.14	26.81
1/1/2013	3/31/2013	29.49	26.26	28.48
4/1/2013	6/30/2013	33.74	28.33	32.75
7/1/2013	9/30/2013	38.91	32.91	38.49
10/1/2013	12/31/2013	41.25	37.23	39.20
1/1/2014	3/31/2014	39.32	34.34	36.69
4/1/2014	6/30/2014	39.17	33.97	38.69
7/1/2014	9/30/2014	40.32	36.90	37.73
10/1/2014	12/31/2014	42.08	35.39	41.03
1/1/2015	3/31/2015	49.60	39.28	47.35
4/1/2015	6/30/2015	54.74	46.28	53.62
7/1/2015	9/30/2015	59.32	42.06	56.84
10/1/2015	12/31/2015	64.00	55.89	60.03
1/1/2016	3/31/2016	61.77	52.64	59.70
4/1/2016	6/30/2016	61.62	53.42	57.12
7/1/2016	9/30/2016	58.84	52.91	54.14
10/1/2016	10/26/2016	54.46	52.59	53.63
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-16	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Equity Securities, Due October 31, 2019
The graph below illustrates the performance of this Reference Stock from January 1, 2008 to October 26, 2016, based on the Initial Stock Price of $53.63, which was the closing price of this Reference Stock on October 26, 2016. The red line represents the Coupon Barrier and Buffer Price of $42.90, which is equal to 80.00% of its Initial Stock Price (rounded to two decimal places).

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P-17	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Equity Securities, Due October 31, 2019
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on October 31, 2016, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated January 8, 2016. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 8, 2016.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of RBCCM’s underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Stocks. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value included in this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Stocks, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

P-18	RBC Capital Markets, LLC

Auto-Callable Contingent Coupon Barrier Notes Linked to the Lesser Performing of Three Equity Securities, Due October 31, 2019
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 8, 2016, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC dated January 8, 2016.
In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated January 8, 2016, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated January 8, 2016.

P-19	RBC Capital Markets, LLC